Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2015

Expecting Sequential Growth in Fourth Quarter;
Continued New Customer Wins and Revenue Diversification
Spokane Valley, WA— April 28, 2015 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended March 28, 2015. The Company’s results were in-line with its previous guidance.
For the third quarter of fiscal year 2015, Key Tronic reported total revenue of $112.9 million, up 47% from $77.0 million in the same period of fiscal year 2014. Results for the third quarter of fiscal year 2015 include approximately $37 million in revenue from CDR Manufacturing, Inc. (dba Ayrshire Electronics), which was acquired on September 3, 2014. For the first nine months of fiscal year 2015, total revenue was $313.6 million, up from $233.3 million in the same period of fiscal year 2014.
For the third quarter of fiscal year 2015, gross margin was 8% and operating margin was 2%, compared to 9% and 3%, respectively, in the same period of fiscal year 2014.
Net income for the third quarter of fiscal year 2015 was $1.9 million or $0.16 per share, up from $1.4 million or $0.12 per share for the third quarter of fiscal year 2014. For the first nine months of fiscal year 2015, net income was $2.0 million or $0.17 per share, compared to $6.2 million or $0.55 per share for the same period of fiscal year 2014.
“During the third quarter of fiscal year 2015, increasing revenue from our new programs was offset by anticipated declines from certain longstanding programs,” said Craig Gates, President and Chief Executive Officer. “At the same time, we continued to see our recent acquisition of Ayrshire contribute significantly to our capabilities, revenue and robust pipeline of potential new business. During the third quarter, we won two new programs involving consumer products.”
“Moving into the fourth quarter, we expect to see a significant moderation in the decline of certain longstanding programs that had impacted us in recent periods, while many new programs continue to ramp up. As a result, we expect overall sequential revenue growth, as well as increased operating efficiencies and profitability.”

Business Outlook
For the fourth quarter of fiscal year 2015, the Company expects to report revenue in the range of $115 million to $125 million, and earnings in the range of $0.17 to $0.23 per diluted share. These expected results assume an effective tax rate of 35%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-572-7025 or +1-719-325-2315 (Access Code: 8533780). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 8533780). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2015. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Net sales	$112,915	$77,043	$313,568	$233,267
Cost of sales	103,479	70,436	290,655	213,088
Gross profit	9,436	6,607	22,913	20,179
Research, development and engineering expenses	1,510	1,414	4,143	4,181
Selling, general and administrative expenses	5,375	2,985	15,407	8,964
Total operating expenses	6,885	4,399	19,550	13,145
Operating income	2,551	2,208	3,363	7,034
Interest expense, net	317	12	910	50
Income before income taxes	2,234	2,196	2,453	6,984
Income tax provision	373	782	489	751
Net income	$1,861	$1,414	$1,964	$6,233
Net income per share — Basic	$0.18	$0.13	$0.19	$0.59
Weighted average shares outstanding — Basic	10,552	10,533	10,551	10,523
Net income per share — Diluted	$0.16	$0.12	$0.17	$0.55
Weighted average shares outstanding — Diluted	11,556	11,350	11,457	11,350

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 28, 2015	June 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$345	$5,803
Trade receivables, net of allowance for doubtful accounts of $240 and $0	69,690	49,658
Inventories	77,960	55,634
Deferred income tax asset	6,411	935
Other	14,447	11,186
Total current assets	168,853	123,216
Property, plant and equipment, net	28,707	23,596
Other assets:
Deferred income tax asset	342	3,325
Goodwill	9,957	1,740
Other intangible assets	7,337	2,071
Other	1,445	2,712
Total other assets	19,081	9,848
Total assets	$216,641	$156,660
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,277	$32,459
Accrued compensation and vacation	7,657	7,562
Current portion of debt	5,000	7,853
Other	10,633	4,293
Total current liabilities	73,567	52,167
Long-term liabilities:
Term loan - long term	27,500	—
Revolving loan	11,486	—
Deferred income tax liability	—	270
Other long-term obligations	4,660	578
Total long-term liabilities	43,646	848
Total liabilities	117,213	53,015
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,552 and 10,547 shares, respectively	44,758	44,151
Retained earnings	59,055	57,091
Accumulated other comprehensive (loss) income	(4,385)	2,403
Total shareholders’ equity	99,428	103,645
Total liabilities and shareholders’ equity	$216,641	$156,660

4